Exhibit 99.3
Forrester Research Inc.
Citation Agreement and Consent
Subject to the terms and conditions set forth herein, Forrester Research, Inc. (“Forrester”) hereby consents to the quotation by Morgan Stanley (“Requester”), in the Registration Statement on Form S-1 to be filed by Requester with the U.S. Securities and Exchange Commission (the “Filing”), of the following Forrester information that has been published in print (the “Forrester Information”):
“A Forrester study we commissioned found that companies using FigJam and Figma together experience significant efficiency gains in the ideation phase and a return on investment of 328%.”
Source:  Forrester Consulting, The Total Economic Impact™ of Figma and FigJam, Cost Savings and Business Benefits Enabled by Figma and FigJam, November 2023 (Figma commissioned).
In consideration of Forrester’s consent as set forth above, Requester hereby agrees that:
(1)the Forrester Information will be presented in the Filing as representing data, research opinion or viewpoints published by Forrester and not as a representation of fact;
(2)Forrester disclaims all warranties, express or implied, statutory or otherwise, including without limitation any implied warranties of merchantability or fitness for a particular purpose, and warranties as to accuracy, completeness or accuracy of the Forrester Information;
(3)the Forrester Information speaks as of its original publication date (and not as of the date of the Filing) and that the opinions expressed in the Forrester Information are subject to change without notice;
(4)Forrester shall have no liability for errors, omissions or inadequacies in the Forrester Information or for any interpretations of the Forrester Information;
(5)Forrester does not assume responsibility for any third parties’ reliance on any information contained in the Filing, including the Forrester Information; and
(6)where applicable, Forrester is not an “expert” within the meaning of Section 509 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.
Requester agrees to indemnify and hold harmless Forrester, and its directors, officers, shareholders, employees and agents, from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses (including reasonable attorney’s fees and costs) arising, directly or indirectly, and without limitation, out of or in connection with the Filing.
Forrester’s consent set forth above shall not be deemed effective until Forrester shall have received a countersigned copy of this document from Requester.

Morgan Stanley		Forrester Research, Inc.

By:	/s/ Mark Jennings	By:	/s/ Naomi Sager

Name:	Mark Jennings	Name:	Naomi Sager

Title:	Executive Director	Title:	Director, License and Content Compliance Operations

Date:	April 14, 2025	Date:	April 15, 2025